Exhibit 23.1

Consent of Independent Auditors

To the Board of Alliance Boots GmbH:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-175649) and Form S-8 (Nos. 333-19467, 333-19501, 333-106967, 333-107841, 333-112343, 333-164382, 333-167836, 333-174810, 333-174811, 333-175642 and 333-186491) of Walgreen Co. of our report dated May 13, 2013, with respect to the Group statements of financial position of Alliance Boots GmbH as of March 31, 2013 and 2012, and the related Group income statement, Group statement of comprehensive income, Group statement of changes in equity and Group statement of cash flows for the years then ended, which report appears in the Form 8-K of Walgreen Co. dated May 15, 2013.

/s/ KPMG Audit Plc

London, United Kingdom

May 15, 2013